EXHIBIT 3(ii)

CERTIFICATE OF AMENDMENT
OF THE
 FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
 COSINE COMMUNICATIONS, INC.

CoSine Communications, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation and declaring said Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

SECOND: Immediately upon the effectiveness of this Amendment to the Corporation’s Fourth Amended and Restated Certificate of Incorporation (the “Effective Time”), each one (1) issued and outstanding share of the Corporation’s Common Stock, par value $0.0001 per share, shall be converted into five hundred (500) shares of the Corporation’s Common Stock, par value $0.0001 per share, as constituted following the Effective Time.

THIRD: To accomplish the foregoing Amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation, the following paragraph is added immediately after ARTICLE IV, Section 1(b) of the Fourth Amended and Restated Certificate of Incorporation Certificate of Incorporation of the Corporation:

“(c) Effective as of the effectiveness of the amendment to this Fourth Amended and Restated Certificate of Incorporation adding Section (c) to ARTICLE IV, Section 1 (this “Amendment”) and without regard to any other provision of this Fourth Amended and Restated Certificate of Incorporation, each one (1) share Common Stock, either issued or outstanding or held by the Corporation as treasury stock, and any fractional share held by any stockholder of record who holds in excess of one (1) share immediately prior to the time this Amendment becomes effective shall and is hereby automatically reclassified and changed (without any further act) into five hundred (500) fully-paid and nonassessable shares of Common Stock (or, with respect to fractional shares, such lesser number of shares and fractional shares as may be applicable based upon such 500-for-1 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares of Common Stock shall be issued.”

FOURTH: That, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by applicable law was voted in favor of the Amendment.

FIFTH: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Fourth Amended and Restated Certificate of Incorporation to be executed on this 20th day of January, 2011.

COSINE COMMUNICATIONS, INC.

By:	/s/Terry R. Gibson
Name: Terry R. Gibson
Title: President and Chief Executive Officer